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                                                                     EXHIBIT 2.8

                              STOCKHOLDER AGREEMENT

         THIS STOCKHOLDER AGREEMENT (the "Agreement") is entered into as of December 31, 1999, by and between SALESLOGIX CORPORATION, a Delaware corporation ("SalesLogix"), and SYMANTEC CORPORATION, a Delaware corporation ("Symantec").


RECITALS


         A. SalesLogix and Symantec have entered into a Software License Agreement dated December 6, 1999, as amended (the "License Agreement"), pursuant to which Symantec shall license certain rights in a software product line to SalesLogix and receive, as a component of consideration for such transfer, 623,247 shares of fully paid and nonassessable Common Stock issued by SalesLogix (the "Shares").

         B. SalesLogix is concurrently granting certain registration rights to Symantec pursuant to a separate agreement.

         C. As a condition precedent to issuance of the Shares SalesLogix has required Symantec to agree to certain restrictions set forth in this Agreement.

         D. Execution of this Agreement is a condition precedent to the consummation of the transactions contemplated by the License Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

                                    SECTION 1
                              Standstill Provisions

         1.1 Standstill. Beginning on the date of this Agreement and continuing until the earlier of (i) four (4) years after the date of this Agreement or (ii) the date on which Symantec holds less then two percent (2%) of the outstanding voting securities of SalesLogix (the "Standstill Period"), Symantec will not:

                  (a) without providing five (5) business days written notice to SalesLogix, acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the 1934 Act) of any of SalesLogix's assets or businesses or in excess of fifteen percent (15%) of the then outstanding voting securities of SalesLogix (except by stock split, stock dividend or other similar recapitalization event approved by SalesLogix's Board of Directors), or any rights or options to acquire such ownership, including from a third party;

                  (b) make, or in any way participate, in any hostile or third party solicitation (which solicitation has not been approved or authorized by SalesLogix's Board of Directors) of proxies or consents with respect to any securities of SalesLogix which are, or may be, entitled to

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vote in the election of SalesLogix's directors ("Voting Securities"), or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the 1934 Act) with respect to SalesLogix, except as recommended by SalesLogix's Board of Directors; or

                  (c) form, join, or in any way participate, directly or indirectly, in a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any securities of SalesLogix for purposes of conducting a hostile takeover of SalesLogix.

         1.2 Voting. Symantec covenants and agrees not to vote in favor of any hostile takeover of SalesLogix during the Standstill Period.

                                    SECTION 2
                                  Miscellaneous

         2.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements entered into and performed in the State of California solely by residents thereof.

         2.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         2.3 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or receipt if sent by telecopy, nationally recognized overnight courier or first class or by registered or certified mail postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

         2.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

         2.5 Amendment and Waiver. Any provision of this Agreement may be amended with the written consent of SalesLogix and Symantec. The failure of either party to enforce at any time any of the provisions hereof or exercise any right hereunder shall not be construed to be a waiver of the right of such party thereafter to enforce any such provision or exercise such right. Any waiver hereunder must be in writing and must be signed by the party whose waiver is sought.

         2.6 Aggregation of Stock. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights or the applicability of any restrictions under this Agreement.

         2.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either party to this Agreement, upon any breach or default of the other party,

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shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of either party of any breach or default under this Agreement, or any waiver on the part of either party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise, shall be cumulative and not alternative.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        SALESLOGIX CORPORATION


                                        By:  /s/ Gary Acord
                                        Title: Chief Financial Officer
                                              8800 N. Gainey Center Drive,
                                              Suite 200
                                              Scottsdale, Arizona 85258


                                        SYMANTEC CORPORATION


                                        By:  /s/ Greg Myers
                                        Title: Vice President, Finance and
                                              Chief Financial Officer
                                              20330 Stevens Creek Blvd.
                                              Cupertino, California 95014



                    [Signature Page to Stockholder Agreement]


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